UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 2, 2006

METRO ONE TELECOMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Oregon	0-27024	93-0995165
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

11220 Murray Scholls Place
Beaverton, Oregon  97007
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (503) 643-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On August 2, 2006, Metro One Telecommunications, Inc. (the “Company”), entered into a Telecom Information Services Agreement (the “Agreement”) with Jingle Networks, Inc. (“Jingle”).  Under the Agreement, the Company will be a preferred directory assistance provider for “1-800-FREE411”.  In addition to per call charges, the Agreement includes financial commitments from Jingle based on call volume expansion and other financial incentives.  The Agreement is for three years and will automatically renew annually for up to two  additional years unless either party provides notice of termination at least 60 days prior to the commencement of such renewal period.  Under the Agreement, as a preferred directory provider the Company will be allocated no fewer calls than any other vendor providing similar services.  The Agreement provides that the Company’s status as a preferred provider may be terminated by Jingle but, in such event, the warrants described below will be terminated.

In connection with the Agreement, the Company issued to Jingle two warrants to purchase shares of Company common stock.  The first warrant is for the purchase of up to 623,250 shares of Company common stock at an exercise price of $2.60 per share.  The warrant will not be exercisable unless and until the aggregate revenues and certain payments to the Company under the Agreement during the period between January 1, 2006 and February 28, 2007 are equal to or exceed $10 million; provided, however, that if such revenues and payments are equal to or greater than $8 million but less $10 million then the number of shares for which the warrant is exercisable shall be equal to the product of (A) 623,250 and (B) the ratio of (i) the actual revenues and payments and (ii) $10 million.  The warrant terminates on June 30, 2009.

The second warrant is for the purchase of up to 870,075 shares of Company common stock; provided, however, that if the sum of (i) the number of shares potentially issuable upon full exercise of this warrant prior to the effect of this proviso, and (ii) the number of shares potentially issuable upon full exercise of the above-referenced “first warrant” (i.e., 623,250) shall exceed 19.98% of the sum of (i) the shares of common stock of the Company outstanding on July 1, 2007, and (ii) the difference, if any, between (A) the maximum potential number of shares issuable upon exercise of this warrant and the first warrant (i.e., 1,493,325) and (B) the number of shares then previously issued to Jingle upon partial or complete exercise of this warrant and/or the first warrant, then in such event, the number of shares potentially issuable upon exercise of this warrant will be automatically decreased (but never increased) to a number equal to (x) 19.98% of the shares of common stock of the Company outstanding on July 1, 2007, less (y) the number of shares potentially issuable upon exercise of the first warrant (i.e., 623,250).  The exercise price for the warrant will equal 115% of the average closing price per share of the Company’s common stock over the 20 consecutive trading days ending the last trading day prior to July 1, 2007 if the stock is then listed or traded and if not then 115% of the then current fair market value of a share of common stock as determined in good faith by the board of directors of the Company; provided, however, that in no event will the exercise price be less than the greater of the market value and book value of the Company’s common stock on July 1, 2006.  The warrant will not be exercisable unless and until the aggregate revenues and certain payments to the Company under the Agreement during the period between March 1, 2007 and February 29, 2008 are equal to or exceed $30 million; provided, however, that if such revenues and payments are equal to or greater than $24 million but less than $30 million then the number of shares for which the warrant is exercisable shall be equal to the product of (A) the shares exercisable under the warrant and (B) the ratio of (i) the actual revenues and payments received and (ii) $30 million.  The warrant terminates on July 1, 2009.

The warrants provide for adjustment in the event of reclassification, combination, stock splits, stock dividend or other distributions.  The warrants were not registered under the Securities Act of 1933, as amended, and were issued in reliance on Section 4(2) of that Act.  The Company and Jingle also entered into a Registration Rights Agreement providing demand, S-3 and piggyback registration rights under that Act for the shares issuable upon exercise of the warrants.

Item 3.02               Unregistered Sales of Equity Securities

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

Item 7.01               Regulation FD Disclosure

A copy of the press release announcing the entry into the Agreement is filed as Exhibit 99.1 hereto.

Item 9.01               Financial Statements and Exhibits

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of August 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2006	METRO ONE TELECOMMUNICATIONS, INC.

	By:	/s/ Duane C. Fromhart
Duane C. Fromhart
Chief Financial Officer